EXHIBIT 10.10

[LOGO]	Phone: 415.331.5281 Fax: 415.331.0607 Web: willislease.com

September 13, 2005

CONFIDENTIAL

Mr. Steven Oldenburg
Novato, California

Dear Steve:

On behalf of Willis Lease Finance Corporation ("Willis Lease" or the "Company"), I am pleased to provide you with the following offer to join our Company and become part of our senior management team:

Responsibilities:	Co-Head of Sales with specific responsibility for Asia and China, plus primary responsibility for asset sales.
Title:	Senior Vice President.
Base Salary:
Your initial base salary will be $200,000 per year, less payroll deductions and all required withholdings. You will be paid semi-monthly. Your salary, along with those of other executive officers of Willis Lease, will be reviewed on an annual basis by the Compensation Committee of the Willis Lease Board of Directors.
Commission:
You will participate in our Sales Commission Plan. The Plan currently in effect is described in greater detail in the document attached to this letter. (Please note that the Plan is not intended to cover very large, multiple engine transactions and that commissions on such transactions would be determined on a case-by-case basis.) In addition, relative to asset sales, we will agree to work with you to come up with a more formalized commission arrangement based upon a percentage of the profit generated from the sale.
Stock Options:
Subject to the terms and conditions of the 1996 Stock Option/Stock Issuance Plan (as amended March 30, 2003), including the Corporate Transaction/Change in Control provision contained therein, within 30 days of the Start Date you will be granted options to purchase 40,000 shares of Willis Lease common stock. One-fourth of the options shall become vested and exercisable in equal increments on each one-year anniversary of the Start Date through the fourth such anniversary, provided that you are employed by Willis Lease on each such anniversary date. In addition, you will be eligible to participate in Willis Lease's ongoing stock option plan, which could result in annual awards of additional options based upon Company and individual performance.
Severance:	The Company will agree to provide you with a severance payment in an amount equal to six months base salary, payable in one lump sum, in the event of an involuntary termination without case.
Benefits:
You will be entitled to participate in such employment benefits as are generally available to senior managers of the Company (provided, of course, that you meet the standard eligibility requirements, as applicable), including:
	a)	Vacation. Four weeks vacation on an annual basis pro-rated for 2005 based upon your Start Date.

b)
Company Medical, Dental and Vision Plans. You will be eligible for the Blue Cross High Deductible (HSA Compatible) Plan. The cost of this plan will vary depending upon whether or not you have dependent coverage.
c)
401(k) Plan. Willis Lease has a state-of-the-art 401(k) plan that permits almost unlimited investment selections and allows you to administer your account via the Internet or over the phone 24 hours per day. Willis Lease matches 50% of the employee's first 8% deferral.
d)
Employee Stock Purchase Plan. Plan is designed to provide employees an opportunity to purchase shares of Willis Lease common stock every 6 months at a 15% discount from the fair market value of the stock. An Employee may commit from 1-10% of his/her base salary via payroll deductions and may purchase a maximum of 500 shares each 6-month period.
	e)	Short-Term Disability. Provides 60% of the employee's salary up to a maximum payment of $2,500 per week for 18 weeks.
	f)	Long-Term Disability. Provides 60% of the employee's salary up to a maximum benefit of $10,000 per month while you continue to be disabled, until age 65.
	g)	Group Life Plan. Plan provides coverage of 1x earnings up to $500,000. Employees have the option to purchase additional life insurance via the Supplemental Life Insurance Option.
	h)	Supplemental Life Insurance. Additional life insurance purchased at the employee's own cost at 1, 2 or 3x earnings.
	i)	Employee Assistance Plan. Confidential counseling service for employees and dependents.
Start Date:	On or about September 14, 2005. We would work with you to be as flexible as possible with respect to the Start Date.

For purposes of federal immigration law, you will be required to provide documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire.

Your employment with the Company will be "at will" and not for a specified term. This means that the Company may terminate your employment at any time and you may terminate your employment with Willis Lease at any time with or without cause, for any reason or for no reason, with or without notice. Any contrary representations or agreements which may have been made to you are superseded by this offer letter. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment only may be changed in an express written agreement signed by you and a duly authorized officer of Willis Lease.

By signing this letter agreement, you represent and warrant to Willis Lease that (i) you are not a party to any employment agreement or other contract or arrangement that prohibits your full-time employment with Willis Lease, (ii) you will not disclose any trade secrets or confidential information of any third party to the Company, and (iii) you do not know of any conflict that would restrict your employment with Willis Lease.

        Steve, all of us here at Willis Lease feel you would make an excellent addition to our management team and that you would be able to provide immediate assistance toward helping us meet our overall corporation goals.

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        I look forward to hearing from you soon. Please feel free to call if you have any questions.

        To indicate your acceptance of our offer, please sign and date this letter in the space provided and return one copy to me. If not accepted or extended, this offer will expire on September 19, 2005.

Sincerely,

/s/ DONALD A. NUNEMAKER Donald A. Nunemaker Executive Vice President & Chief Operating Officer

I ACCEPT THE ABOVE OFFER:
/s/ STEVEN OLDENBURG Steven Oldenburg	September 14, 2005 Date

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SALES COMMISSION PLAN
(effective 1/1/05)

I.     NEW LEASES

Term Up to 24 Months		Term >24 Months

•	$2,000 plus 1% of total lease revenue (rent x term)	•	1% of monthly rent present value @ discount rate of 8%
		•	Above PV to be adjusted up or down based upon LRF table below:
			LRF	PV Multiplier
			Above 1.0%	115%
			.90 to 1.0%	100%
			Below .90%	80%

Example:
84 month lease of $5.0 MM NBV engine @ LRF of .88%
		PV - 1% of $44,000 PV'ed @ 8%
		PV - $28,230.07
Commission	=	PV x 80%
	=	$28,230.07 x 80%
	=	$22,584.06

II.    LEASE EXTENSIONS

Term	$1,000 Payment	1% of Total Lease Revenue

< 45 days	No (see below)	Yes
> 45 days	Yes	Yes
Month-to-Month	No (see below)	Yes

        In order to qualify as an extension for purposes of the $1,000 payment, a lease has to be formally documented as having been extended.

        If the lease extension was for less than 45 days, but subsequently another extension was obtained so that together the two lease extensions would have qualified for the $1,000 payment then the $1,000 is payable plus the 1% for the revenue under the extension. Each extension for greater than 45 days qualifies for a new $1,000 payment.

        If the customer has a policy of extending month-to-month so that although they may lease the engine for a total of six months, no one extension is going to be over 30 days, the $1,000 payment will be payable once the total on lease time goes over the 45 days. Month-to-month extensions are only subject to receipt of one $1,000 payment.

III.  MARKETING THIRD PARTY ENGINES

        The commission will be equal to 7% of the fee income received by WLFC.

IV.    SALES OF ENGINES

        Commission is payable but the amount varies by the size of the engine and profit earned on the sale and is determined by management.

V.     HOUSE COMMISSION

        House deals are those that are worked on by non-commission individuals such as Don or Charlie. Some of the deals may be split between a sales person and the house based on the perceived effort of each.

VI.   ENGINE PURCHASES

        Purchases of engines, including purchases of new engines at a discount from its list price, are not a commissionable event. (This does not apply to purchase/leaseback transactions where the leaseback portion would be commissionable under the above provisions.)

VII. TIMING OF COMMISSION PAYMENTS

        Commissions will be paid following the end of each calendar quarter—generally within 30-45 days of quarter end.

VIII. OTHER PROVISIONS

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  The sales commission plan is subject to change at any time without notice.

  •
  The CEO and/or COO shall have complete discretion as to the interpretation of this plan. The CEO and/or the COO, whose decision will be final, will resolve any questions, interpretations or disputes with respect to any aspect of this plan.